Exhibit 99.1

SUPERVALU Reports First Quarter Fiscal 2010 Earnings

Updates Fiscal 2010 Guidance

MINNEAPOLIS--(BUSINESS WIRE)--July 28, 2009--SUPERVALU INC. (NYSE:SVU) today reported first quarter fiscal 2010 net sales of $12.7 billion and net earnings of $113 million, or $0.53 per diluted share, including after-tax costs related to store closures of $3 million or $0.02 per diluted share. In the first quarter of fiscal 2009, the company reported net sales of $13.3 billion and net earnings of $162 million, or $0.76 per diluted share, including after-tax one-time acquisition related costs of $6 million or $0.03 per diluted share. When adjusted for store closure and one-time acquisition-related costs, first quarter diluted earnings per share were $0.55 in fiscal 2010 compared to $0.79 last year.

Craig Herkert, SUPERVALU’s chief executive officer, said, “As we noted in our press release of June 24th, our first quarter results reflected the continuing difficult economic environment as well as investments we are making in price and higher levels of promotional spending. As a result, sales and margins in the first quarter were weaker than originally expected. We anticipate no near-term change in consumer spending patterns and we will operate our business accordingly.”

“As I proceed with my comprehensive review of the company’s operations and support functions, which has taken me to a number of our locations in my first two months, I continue to be impressed with our asset base, associates and independent retailers. It’s exciting to return to the grocery retailer where I began my career 30 years ago and I look forward to working with our fine team to realize SUPERVALU’s great potential,” continued Herkert.

First Quarter Results

First quarter retail food net sales were $9.9 billion compared to $10.3 billion last year, a decrease of 4.3 percent, primarily reflecting the impact of identical store sales of negative 3.2 percent and previously announced store closures. The identical store sales performance primarily results from a challenging economic environment, heightened competitive activity and additional investments in price and promotions. Retail square footage decreased 3.2 percent from the first quarter of fiscal 2009. Excluding the impact of store closures, total retail square footage increased 0.8 percent compared to the first quarter of fiscal 2009.

First quarter supply chain services net sales were $2.8 billion compared to $3.0 billion last year, a decrease of 6.2 percent, primarily reflecting the on-going transition of Target Corporation volume to self-distribution.

Retail food net sales in the first quarter of fiscal 2010 represented 77.9 percent of net sales compared to 77.5 percent last year. Supply chain services net sales in the first quarter of fiscal 2010 represented 22.1 percent of net sales compared to 22.5 percent last year.

Gross profit margin in the first quarter was $2.8 billion, or 22.4 percent of net sales, compared to $3.1 billion or 23.0 percent last year. The decrease in gross margin as a percent of net sales primarily reflects increased investments in price and promotional spending.

Selling and administrative expenses in the first quarter was $2.5 billion, or 19.6 percent of net sales, compared to $2.6 billion, or 19.6 percent last year.

Reported operating earnings for the first quarter were $362 million, or 2.8 percent of net sales compared to $456 million, or 3.4 percent last year. Retail food operating earnings were $311 million, or 3.1 percent of net sales, compared to $399 million, or 3.9 percent last year. The decline in retail food operating earnings primarily reflects the impact of a challenging sales environment, heightened competitive activity and additional investments in price and promotions. Supply chain services operating earnings were $82 million, or 2.9 percent of sales, compared to $86 million, or 2.9 percent of sales last year.

Net interest expense for the first quarter was $177 million compared to $190 million last year reflecting lower interest rates and reduced borrowing levels. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax expense was $72 million, or 38.7 percent of pre-tax income in the first quarter compared to $104 million, or 39.0 percent of pre-tax income in last year’s first quarter.

Total debt to capital was 76 percent at quarter end compared to 77 percent at fiscal 2009 year-end. This ratio is calculated as total debt, including current and long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders’ equity.

Diluted weighted-average shares outstanding for the first quarter were 212 million shares compared to 214 million shares last year. As of June 20, 2009, SUPERVALU had 212 million shares outstanding.

First quarter net cash flows from operating activities were $492 million compared to $398 million in the prior year, reflecting favorable changes in working capital partially offset by reduced net earnings and depreciation. First quarter net cash flows used in investing activities were $223 million compared to $369 million last year. First quarter capital spending was $238 million, including approximately $0.1 million in capital leases, compared to $396 million last year, including approximately $1 million in capital leases. Capital spending in the first quarter primarily reflects store remodeling activity and technology expenditures. During the quarter, the company completed 17 major remodels, 2 minor remodels, and 1 new traditional store.

Fiscal 2010 Guidance

Commenting on updated guidance, Herkert stated, “We anticipate recent trends and the pressures the consumer is facing will continue in the near term. This is reflected in our outlook for the balance of the year.” Fiscal 2010 net earnings are now expected to be in the range of $1.95 to $2.15 per diluted share on a GAAP basis and $2.01 to $2.21 on an adjusted basis when excluding costs related to store closures. Identical store sales, excluding fuel, are now projected to be approximately negative 3 percent for the year compared to previous guidance of negative 1 percent to plus 1 percent.

Reconciliation of GAAP to Non-GAAP(1)	Fiscal 2010 Updated Guidance	Fiscal 2010 Previous Guidance
GAAP diluted net earnings per share	$1.95 to $2.15	$2.44 to $2.59
Non-GAAP adjustments:
Costs related primarily to store closures	$0.06	$0.06
Non-GAAP adjusted diluted net earnings per share(1)	$2.01 to $2.21	$2.50 to $2.65

(1) Comparison of GAAP to Non-GAAP Financial Measures

Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain one-time costs. We believe that adjusting for certain one-time costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

SUPERVALU’s fiscal 2010 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $42 billion;
  Identical store sales growth, excluding fuel, is projected to be approximately negative 3 percent;
  Sales in the traditional food distribution business are expected to decline approximately 5 percent, primarily reflecting the final transition of the Target Corporation volume to self distribution;
  Consumer spending will continue to be pressured;
  Fiscal 2010 will include approximately $20 million in pre-tax charges, or $0.06 per diluted share related to previously announced store closure and cost mitigation activities, which when combined with fiscal 2009 related charges are estimated to be approximately $220 million pre-tax;
  The effective tax rate is estimated to be approximately 38.7 percent;
  Weighted-average diluted shares are estimated to be approximately 213 million;
  Capital spending is projected to be approximately $700 million, which will include 65 to 70 major store remodels, 25 to 30 minor remodels, 3 new traditional supermarkets and 45 to 55 new limited assortment stores, including 30 licensed stores; and
  Debt reduction is estimated to be approximately $700 million including the net proceeds from the Salt Lake City retail market exit announced today.

A conference call to review the first quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with passcode 18460532 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through August 11, 2009.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $42 billion. SUPERVALU holds leading market share positions across the United States with its approximately 2,500 retail grocery locations, including nearly 900 in-store pharmacies. Through the company’s nationwide supply chain network, SUPERVALU provides distribution and related logistics support services to more than 2,500 independent retailers across the country. SUPERVALU has approximately 180,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of acquired businesses, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes, continued provision of transition support services, the continuing review of goodwill and other intangible assets and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
	June 20, 2009		June 14, 2008
(In millions, except per share data)	(16 weeks)	% of net sales	(16 weeks)	% of net sales

Net sales	$12,715	100.0%	$13,347	100.0%
Cost of sales	9,868	77.6%	10,282	77.0%
Gross profit	2,847	22.4%	3,065	23.0%

Selling and administrative expenses	2,485	19.6%	2,609	19.6%
Operating earnings	362	2.8%	456	3.4%

Interest expense, net	177	1.4%	190	1.4%
Earnings before income taxes	185	1.5%	266	2.0%
Income tax provision	72	0.6%	104	0.8%

Net earnings	$113	0.9%	$162	1.2%

Net earnings per share
Basic	$0.53		$0.76
Diluted	$0.53		$0.76
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		214

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	June 20, 2009	June 14, 2008
(In millions)	(16 weeks)	(16 weeks)

Net sales
Retail food	$9,900	$10,346
	77.9%	77.5%
Supply chain services	2,815	3,001
	22.1%	22.5%
Total net sales	$12,715	$13,347
	100%	100%

Operating earnings
Retail food	$311	$399
Supply chain services	82	86
Corporate	(31)	(29)
Total operating earnings	362	456
Interest expense, net	177	190
Earnings before income taxes	185	266
Income tax provision	72	104
Net earnings	$113	$162

LIFO charge	$18	$20

Depreciation and amortization
Retail food	$272	$296
Supply chain services	25	26
Total	$297	$322

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(In millions)	June 20, 2009	February 28, 2009

ASSETS

Current assets
Cash and cash equivalents	$275	$240
Receivables, net	870	874
Inventories	2,746	2,709
Other current assets	220	282
Total current assets	4,111	4,105

Property, plant and equipment, net	7,461	7,528

Goodwill	3,748	3,748

Intangible assets, net	1,567	1,584

Other assets	684	639
Total assets	$17,571	$17,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,126	$3,067
Current maturities of long-term debt and capital lease obligations	257	516
Other current liabilities	891	889
Total current liabilities	4,274	4,472

Long-term debt and capital lease obligations	8,105	7,968

Other liabilities	2,522	2,583

Total stockholders' equity	2,670	2,581
Total liabilities and stockholders’ equity	$17,571	$17,604

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	June 20, 2009	June 14, 2008
(In millions, except per share data)	(16 weeks)	(16 weeks)

Cash flows from operating activities
Net earnings	$113	$162
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	297	322
LIFO charge	18	20
Gain on sale of assets	(2)	(7)
Deferred income taxes	(5)	14
Stock-based compensation	13	23
Other	14	(5)
Changes in operating assets and liabilities	44	(131)
Net cash provided by operating activities	492	398
Cash flows from investing activities
Proceeds from sale of assets	10	41
Purchases of property, plant and equipment	(238)	(395)
Other	5	(15)
Net cash used in investing activities	(223)	(369)
Cash flows from financing activities
Proceeds from issuance of long-term debt	948	272
Payment of long-term debt and capital lease obligations	(1,106)	(250)
Dividends paid	(73)	(36)
Other	(3)	1
Net cash used in financing activities	(234)	(13)
Net increase in cash and cash equivalents	35	16
Cash and cash equivalents at beginning of year	240	243
Cash and cash equivalents at end of period	$275	$259

CONTACT:
SUPERVALU
INVESTORS and FINANCIAL MEDIA:
David Oliver, 952-828-4540
david.m.oliver@supervalu.com
Steve Bloomquist, 952-828-4144
steven.j.bloomquist@supervalu.com